Exhibit 15.6

PACIFIC THERAPEUTICS LTD.
(A Development Stage Company)
FINANCIAL STATEMENTS

Six month periods ended June 30, 2013 and 2012
(Expressed in Canadian Dollars)

Unaudited – Prepared by Management

NOTICE OF NO AUDITOR REVIEW OF INTERIM FINANCIAL STATEMENTS

Under National Instrument 51-102, Part 4, subsection, 4.3 (3)(a), if an auditor has not performed a review of the interim financial statements, they must be accompanied by a notice indicating that the financial statements have not been reviewed by an auditor.

The accompanying unaudited interim financial statements of Pacific Therapeutics Ltd. (“the Company”) have been prepared by and are the responsibility of the Company’s management.

The Company’s independent auditor has not performed a review of these interim financial statements in accordance with the standards established by the Canadian Institute of Chartered Accountants for a review on interim financial statements by an entity’s auditor.

PACIFIC THERAPEUTICS LTD.
(A Development Stage Company)
Statements of Financial Position
(Expressed in Canadian Dollars)

AS AT:	30-Jun-13	31-Dec-12
	$	$
ASSETS
CURRENT
Cash and cash equivalents	1,927	9,854
Advances	1,500	-
Harmonized sales tax recoverable	2,276	809
Prepaid expenses	16,200	97,444
	21,903	108,107
NON-CURRENT ASSETS
PROPERTY AND EQUIPMENT (Note 3)	3,155	4,864
INTANGIBLE ASSETS (Note 4)	53,355	93,562
	78,413	206,533

LIABILITIES
CURRENT
Accounts payable and accrued liabilities	381,490	341,872
Convertible note (Note 6)	25,583	16,739
Derivative liability (Note 6)	44,144	30,889
Shareholder demand loan (Note 5)	-	45,553
Due from shareholders (Note 5)	195,523	202,470
	646,740	637,523
SHAREHOLDERS' DEFICIENCY
Share capital (Note 7)	2,168,779	1,995,716
Subscriptions received (Note 7)	-	30,000
Contributed surplus	252,995	206,212
Deficit accumulated during the development stage	(2,990,101)	(2,662,918)
	(568,327)	(430,990)
	78,413	206,533

Nature and Continuance of Operations (Note 1) and Commitments (Note 10)

Subsequent Events (Note 11)

On behalf of the Board:

“Douglas H. Unwin”	Director	“Doug Wallis”	Director
Douglas H. Unwin		Doug Wallis

The accompanying notes are an integral part of these financial statements.

PACIFIC THERAPEUTICS LTD.
(A Development Stage Company)
Statements of Comprehensive Loss
(Expressed in Canadian Dollars)

	Three Months ended	Three Months ended	Six Months ended	Six Months ended
	30-Jun-13	30-Jun-12	30-Jun-13	30-Jun-12

Expenses
Advertising and promotion	$16,562	$4,140	$36,662	$5,083
Amortization of property and equipment	855	453	1,709	905
Amortization of intangible assets	957	957	1,915	1,915
Bank charges and interest	4,678	135	9,281	266
Computer	-	-	-	1,130
Insurance	5,615	4,247	9,795	8,207
Investor relations	23,750	12,200	46,250	16,950
Office and miscellaneous	1,434	1,707	3,377	2,263
Professional fees	23,514	26,063	39,268	34,913
Rent and occupancy costs	2,402	2,764	6,003	7,611
Repairs	-	414	-	414
Research and development	-	-	-	3,807
Stock based compensation	34,847	-	34,847	11,564
Telephone and utilities	215	849	712	1,986
Transfer agent	1,808	1,591	3,257	1,646
Travel	200	1,770	936	1,770
Wages and benefits	40,560	25,446	75,560	51,043
	$157,397	$82,736	$269,572	$151,473

Interest (income) expense
Interwest loan interest	$900	$-	$1,800	$-
ISA interest incurred	-	-	-	3,001
ISA accretion of deemed discount	-	-	-	69,520
Shareholder loan accretion of deemed discount (Note 5)	-	6,320	-	12,229
Interest expense on convertible note (Note 6)	-	-	-	(30)
	$900	$6,320	$1,800	$84,720
Other Expenses (Income)
Exchange loss (gain)	$46	$-	$46	$-
Loss (Gain) on derivative liability (Note 6)	(5,695)	-	13,255	-
Write-off of license (Note4)	-	-	42,510	-

Net Loss and Comprehensive Loss	$(152,648)	$(89,056)	$(327,183)	$(236,193)

Loss per share Basic and Diluted	$(0.01)	$(0.00)	$(0.01)	$(0.01)
Weighted average number of common shares outstanding	25,861,550	21,232,577	24,700,637	21,133,116

The accompanying notes are an integral part of these financial statements.

PACIFIC THERAPEUTICS LTD.
(A Development Stage Company)
Statements of Changes in Shareholders’ Equity
(Expressed in Canadian Dollars)

	Number of common shares	Share capital	Share Subscriptions received	Contributed surplus	Deficit	Total
		$	$	$	$	$
Balance at December 31, 2011	20,989,157	1,765,754	-	162,052	(2,094,115)	(166,309)
Share subscriptions received	66,666	10,000	-	-	-	10,000
Stock based compensation	-	-	-	11,564	-	11,564
Loss for the period	-	-	-	-	(147,137)	(147,137)
Balance at March 31, 2012	21,055,823	1,775,754	-	173,616	(2,241.252)	(291,882)
Common shares issued for cash	789,336	118,401	-	-	-	118,401
Share issue costs	-	(8,500)				(8,500)
Loss for the period	-	-	-	-	(89.056)	(89,056)
Balance at June 30, 2012	21,845,159	1,885,655	-	173,616	(2,330,308)	(271,037)
Common shares issued for cash @ $0.15	741,666	111,250	-	-	-	111,250
Share issue costs	-	(825)	-	-	-	(825)
Stock based compensation	-	-	-	25,634	-	25,634
Loss for the period	-	-	-	-	(163,355)	(163,355)
Balance at September 30, 2012	22,586,825	1,996,080	-	199,250	(2,493,663)	(298,333)
Subscriptions received for 600,000 shares @ $0.05	-	-	30,000	-	-	30,000
Transfer from contributed surplus on expiry of options	-	-	-	(36,665)	36,665	-
Share issue costs	-	(364)	-	-	-	(364)
Warrant reserve	-	-	-	5,799	-	5,799
Stock based compensation	-	-	-	37,828	-	37,828
Loss for the period	-	-	-	-	(205,920)	(205,920)
Balance at December 31, 2012	22,586,825	1,995,716	30,000	206,212	(2,662,918)	(430,990)

The accompanying notes are an integral part of these financial statements.

PACIFIC THERAPEUTICS LTD.
(A Development Stage Company)
Statements of Changes in Shareholders’ Equity
(Expressed in Canadian Dollars)

	Number of common shares	Share capital	Share Subscriptions received	Contributed surplus	Deficit	Total
		$	$	$	$	$
Balance at December 31, 2012	22,586,825	1,995,716	30,000	206,212	(2,662,918)	(430,990)
Common shares issued for cash @ $0.05	1,800,000	90,000	(30,000)	-	-	60,000
Share issue costs	-	(7,030)	-	2,030	-	(5,000)
Loss for the period	-	-	-	-	(174,535)	(174,535)
Balance at March 31, 2013	24,386,825	2,078,686	-	208,242	(2,837,453)	(550,525)
Common shares issued for cash @ $0.05	2,200,000	110,000	-	-	-	110,000
Share issue costs	-	(19,907)	-	9,906	-	(10,001)
Stock based compensation	-	-	-	34,847	-	34,847
Loss for the period	-	-	-	-	(152,648)	(151,748)
Balance at June 30, 2013	26,586,825	2,168,779	-	252,995	(2,990,101)	(567,427)

The accompanying notes are an integral part of these financial statements.

PACIFIC THERAPEUTICS LTD.
(A Development Stage Company)
Statements of Cash Flow
(Expressed in Canadian Dollars)

	For the six month period ended	For the six month period ended
	30-Jun-13	30-Jun-12
	$	$
Cash flows used in operating activities
Net loss and Comprehensive loss	(327,183)	(236,193)
Adjustments for items not affecting cash
Amortization of property and equipment	1,709	905
Amortization of intangible assets	1,915	1,915
Amortization of deemed discounts on ISAs, Class B series I preferred shares, shareholder loans, and convertible note	-	81,749
Stock based compensation	34,847	11,564
Loss on derivative liability	13,255	-
Changes in non-cash working capital balances
Advances	(1,500)	-
Harmonized sales tax recoverable	(1,467)	(1,454)
Prepaid expenses	81,244	(79,887)
Write-off of license	42,510	-
Accounts payable and accrued liabilities	39,618	61,392
	(115,052)	(160,009)
Cash flows used in investing activities
Additions to intangible assets	(4,218)	-
	(4,218)	-
Cash flows from financing activities
Issue of common shares for cash	173,063	119,901
Subscriptions received	(30,000)	-
Issuance of finders' warrants	11,936	-
Promissory note	8,844	-
Shareholder demand loan	(45,553)	-
Due to shareholders	(6,947)	36,500
	111,343	156,401

Change in cash and cash equivalents	(7,927)	(3,608)
Cash and cash equivalents, beginning of period	9,854	6,094
Cash and cash equivalents, end of period	1,927	2,486

The accompanying notes are an integral part of these financial statements.

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Six month periods ended June 30, 2013 and 2012

1. NATURE AND CONTINUANCE OF OPERATIONS

Pacific Therapeutics Ltd. ("the Company" or "PTL") was incorporated under the laws of the Province of British Columbia, Canada on September 12, 2005. The Company is a development stage company focused on developing proprietary drugs to treat certain types of lung disease including fibrosis. On October 14, 2011, the Company became a reporting company in British Columbia and was approved by the Canadian National Stock exchange (“CNSX”) and opened for trading on November 16, 2011.

PTL has financed its cash requirements primarily from share issuances and payments from research collaborators. The Company's ability to realize the carrying value of its assets is dependent on successfully bringing its technologies to market and achieving future profitable operations, the outcome of which cannot be predicted at this time. It will be necessary for the Company to raise additional funds for the continuing development of its technologies.

The financial statements have been prepared on a going concern basis, which contemplates continuity of operations and the realization of assets and settlement of liabilities in the ordinary course of business. The Company is subject to risks and uncertainties common to drug discovery companies, including technological change, potential infringement on intellectual property of and by third parties, new product development, regulatory approval and market acceptance of its products, activities of competitors and its limited operating history.  All of these factors create uncertainty in the Company's ability to successfully bring its technologies to market, to achieve future profitable operations and to realize the carrying value of its assets. Given these uncertainties, there is significant doubt as to the Company’s ability to continue as a going concern.  The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

2. BASIS OF PRESENTATION

The unaudited condensed consolidated interim financial statements were authorized for issue on August 29, 2013 by the directors of the Company.

Statement of Compliance and conversion to International Financial Reporting Standards

These unaudited condensed consolidated interim financial statements, including comparatives, have been prepared in accordance with International Financial Reporting Standard 34 “Interim Financial Reporting” (“IAS 34”) using accounting policies consistent with the International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”) and Interpretations of the IFRS Interpretations Committee.

These unaudited condensed consolidated interim financial statements do not include all of the information required of a full annual financial report and should be read in conjunction with the annual financial statements of the Company for the year ended December 31, 2012.

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Six month periods ended June 30, 2013 and 2012

3. PROPERTY AND EQUIPMENT

Cost
Balance at:	Computer Equipment	Furniture and Fixtures	Leasehold Improvements	Lab Equipment	Total
December 31, 2011	$5,876	$8,093	$8,330	$-	$22,299
Additions	-	-	-	6,200	6,200
Disposals	-	(8,093)	(8,330)	-	(16,423)
December 31, 2012	$5,876	$-	$-	$6,200	$12,076
Additions	-	-	-	-	-
Disposals	-	-	-	-	-
June 30, 2013	$5,876	$-	$-	$6,200	$12,076

Amortization
Balance at:	Computer Equipment	Furniture and Fixtures	Leasehold Improvements	Lab Equipment	Total
December 31, 2011	$5,487	$5,110	$5,344	$-	$15,941
Disposals	-	(5,657)	(5,891)		(11,548)
Amortization for the year	175	547	547	1,550	2,819
December 31, 2012	$5,662	$-	$-	$1,550	$7,212
Disposals	-	-	-		-
Amortization for the period	159	-	-	1,550	1,709
June 30, 2013	$5,821	$-	$-	$3,100	$8,921

Carrying amounts
At December 31, 2011	$389	$2,983	$2,986	$-	$6,358
At December 31, 2012	$214	$-	$-	$4,650	$4,864
At June 30, 2013	$55	$-	$-	$3,100	$3,155

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Six month periods ended June 30, 2013 and 2012

4. INTANGIBLE ASSETS

Cost
	Technology Licenses (i)	Patents (ii)	Total
Balance at December 31, 2011	$42,510	$57,440	$99,950
Additions	-	6,875	6,875
Disposals	-	-	-
Balance at December 31, 2012	$42,510	$64,315	$106,825
Additions	-	4,218	4,218
Disposals	-	-	-
Written-off	(42,510)	-	(42,510)
Balance at June 30, 2013	$-	$68,533	$68,533

Amortization
	Technology Licenses (i)	Patents (ii)	Total
Balance at December 31, 2011	$-	$9,319	$9,319
Amortization for the year	-	3,944	3,944
Balance at December 31, 2012	$-	$13,263	$13,263
Amortization for the period	-	1,915	1,915
Balance at March 31, 2013	$-	$15,178	$15,178

Carrying amounts
At December 31, 2011	$42,510	$48,121	$90,631
At December 31, 2012	$42,510	$51,052	$93,562
At March 31, 2013	$-	$53,355	$53,355

(i)	On January 9, 2013 the technology license agreement with Dalhousie University was terminated due to breach of contract for non-payment of maintenance amounts due and the asset value was written-off.

(ii)
The Company is currently pursuing a patent application for the compositions and methods of treating fibro proliferative disorders. Costs of this application incurred to date are $68,533 (2012 - $64,315). The application is still pending as at June 30, 2013, however due to a finite life of the patent which begins from the date of application; the Company is amortizing these costs over the expected life of the patent.

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Six month periods ended June 30, 2013 and 2012

5. DUE TO SHAREHOLDERS

(a) Shareholder demand loan

Shareholders of the Company are owed $Nil as at June 30, 2013 (December 31, 2012 - $45,553) consisting of short term amounts loaned to the company that are unsecured, non-interest bearing, and payable on demand.

(b) Due to shareholders

Due to shareholder balances are unsecured and non-interest bearing, with a due date of January 1, 2013. The balance as at June 30, 2013 was $195,523 (December 31, 2012 - $202,470).  This loan is in default and due on demand.

6. CONVERTIBLE NOTES

On September 24, 2012 the Company issued a convertible note (“the Note”) with a face value of $30,000 plus 200,000 two year $0.22 warrants (Bonus Warrants) for $30,000 in cash. The Note has a term of one year and is repayable by the Issuer at any time. The holder of the Note may convert the whole note or any portion into units at any time. Each unit will consist of 1 common share (the Share Option) and 1 warrant (the warrant option), with each warrant option exercisable to acquire an additional common share for a period of 2 years from the date the warrant was issued. Subject to regulatory approval the conversion price per unit will be at a 25% discount to the ten day weighted average price of the issuer’s shares at the date of conversion. Subject to regulatory approval the exercise price per warrant option will be at a 25% premium to the ten day weighted average price of the issuer’s shares at the date of conversion. Each bonus warrant is exercisable to acquire an additional common share for a period of two years from the closing date at a price of $0.22. The Note accrues interest at the rate of 1% per month, payable in quarterly installments.

The estimated fair value of the share options was calculated on the grant date as $18,232.

Upon initial recognition, the Company bifurcated the $30,000 proceeds between the component parts of the convertible note using the relative fair value method with $12,317 allocated to convertible loan, $12,248 to share and warrant option (derivative liability) and $5,435 to warrant reserve.

The discount on the component parts of the convertible note are accredited as interest expense over the one year term of the note. As at June 30, 2013 the derivative liability was re-measured to fair value. This resulted in a loss on derivative liability being recognized on the face of the financial statements of $13,255 (December 31, 2012 - $18,641).

	30-Jun-13	31-Dec-12
Fair value	$30,000	$30,000
Unamortized debt discounts
Bonus warrants	(1,358)	(4,076)
Share conversion	(1,190)	(3,572)
Option conversion	(1,869)	(5,613)
	$25,583	$16,739

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Six month periods ended June 30, 2013 and 2012

7. SHARE CAPITAL

Authorized
Unlimited	Class A common shares without par value
1,500,000	Class B Series I preferred shares without par value
1,000,000	Class B Series II preferred shares without par value

Issued
24,386,825	Class A common shares without par value
NIL	Class B Series I preferred shares without par value
NIL	Class B Series II preferred shares without par value

Class A Common Shares

On January 31, 2012 66,666 common share warrants with an exercise price of $0.15 were exercised by an officer of the company for 66,666 common shares and proceeds of $10,000.

On June 20, 2012, the Company completed a private placement of 732,670 units at $0.15 per unit for gross proceeds of $109,901. Each unit is comprised of one common share and one warrant to purchase one common share at $0.22 per share exercisable until June 20, 2014.

On June 20, 2012, certain finders were issued 56,666 units with the same terms as in the foregoing, which were valued at $8,500.

On September 21, 2012, the Company completed a private placement of 741,666 units at $0.15 per unit for gross proceeds of $111,250. Each unit is comprised of one common share and one warrant to purchase one common share at $0.22 per share exercisable until September 21, 2014.

On February 13, 2013 the Company closed the first tranche of a non-brokered private placement and issued 1,800,000 units at $0.05 per unit for gross proceeds of $90,000, with $30,000 relating to the share subscription received before the 2012 yearend.  Each unit is comprised of one common share and one-half a purchase warrant, each whole warrant being exercisable for one common share at an exercise price of $0.22 until February 12, 2015. The Company paid finder’s fees of $5,000 and issued 100,000 finders warrants to finders in the first tranche. The finders’ warrants have the same terms as the warrants that are part of the above Units.

On May 1, 2013, the Company closed the second tranche of a non-brokered private placement and issued an additional 2,200,000 units at $0.05 per unit for gross proceeds of $110,000. Each unit is comprised of one common share and one-half a purchase warrant, each whole warrant being exercisable for one common share at an exercise price of $0.22 until May 1, 2015. The Company paid finder’s fees of $10,000 and issued 200,000 finders warrants to finders in the second tranche. The finders’ warrants have the same terms as the warrants that are part of the above Units.

SHARE SUBSCRIPTIONS RECEIVED

In December 2012 the Company received $30,000 for a share subscription for 600,000 units as part of a private placement of 1,800,000 units that was completed on February 7, 2013. The Company paid issue costs of $5,000 and issued 40,000 warrants to acquire common shares at $0.22 until February 7, 2015 valued at $2,030.

Stock options and share based compensation:

At June 30, 2013, the Company had 2,025,000 (December 31, 2012 - 1,675,000) stock options outstanding, of which 2,025,000 (2012 - 1,650,000) are exercisable, at a weighted average exercise price of $0.16 (2012 - $0.17) per common share, and expiring at various dates from October 31, 2014 to April 4, 2018.

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Six month periods ended June 30, 2013 and 2012

7. SHARE CAPITAL -continued

As at June 30, 2013 and December 31, 2012, the following stock options were outstanding:

Expiry Date	Exercise Price	30-Jun-13	31-Dec-12
31-Oct-14	$0.27	150,000	150,000
4-Nov-14	0.27	150,000	150,000
5-Mar-15	0.27	375,000	375,000
1-Jun-15	0.27	75,000	75,000
3-Jul-17	0.10	475,000	475,000
21-Dec-17	0.10	450,000	450,000
04-Apr-18	0.10	350,000	-
Balance	$0.16	2,025,000	1,675,000

The options outstanding and exercisable at June 30, 2013, have a weighted average remaining contractual life of 3.3 years (2012 – 3.5 years). Stock option activity was as follows:

	2013 - 6 months ending June 30		2012 - 12 months ending December 31
	Options Outstanding	Exercise Price	Options Outstanding	Exercise Price
Balance at January 1	1,675,000	$0.17	1,650,000	$0.25
Exercised	-	-	-	-
Expired/Cancelled	-	-	(1,000,000)	0.24
Issued	350,000	0.10	1,025,000	0.10
Balance at period end	2,025,000	$0.16	1,675,000	$0.17

The fair value of share based awards is determined using the Black-Scholes option pricing model. The model utilizes certain subjective assumptions including the expected life of the option and expected future stock price volatility. Changes in these assumptions can materially affect the estimated fair value of the Company’s stock options.

On April 4, 2013, the Company issued 350,000 five year stock options to purchase common shares of the company at $0.10 per share to various employees and directors and consultants. The Company used the Black-Scholes pricing model to determine the value of the options granted. The assumptions used in the Black-Scholes option pricing model for the 350,000 options granted were:

Dividend yield	0%
Expected volatility	254.04%
Risk free interest rate	1.19%
Expected life in years	5
Fair value per share	$10

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Six month periods ended June 30, 2013 and 2012

7. SHARE CAPITAL -continued

Warrants

As at June 30, 2013, the following share purchase warrants were issued and outstanding:

Expiry Date	Exercise Price $	30-Jun-13	31-Dec-12
1-Feb-13	$0.15	-	2,473,334
28-Feb-13	$0.25	-	60,000
1-Feb-14	$0.15	2,473,334	-
28-Feb-14	$0.25	60,000	-
16-May-13	$0.15	-	600,000
16-May-14	$0.15	600,000	-
15-Nov-13	$0.15	602,223	602,223
20-Jun-14	$0.22	732,670	732,670
20-Jun-14	$0.22	56,666	56,666
21-Sep-14	$0.22	747,166	747,166
24-Sep-14	$0.22	200,000	-
12-Feb-15	$0.22	1,000,000	-
1-May-15	$0.22	1,300,000	-
		7,772,059	5,272,059

The warrants outstanding and exercisable at June 30, 2013, have a weighted average remaining contractual life of 1.1 years (2012 – 0.6 years). Warrant activity was as follows:

	2013 – 6 months ending June 30		2012 – 12 months ending December 31
	Outstanding	Weighted Average Exercise Price ($)	Outstanding	Weighted Average Exercise Price ($)
Balance at January 1	5,272,059	0.18	3,830,423	0.16
Expired	-	-	(28,200)	0.10
Exercised	-	-	(66,666)	0.15
Modified	(3,133,333)	0.15	-	-
Modified	3,133,333	0.15	-	-
Issued	2,500,000	0.22	1,536,502	0.22
Balance at period end	7,772,059	0.19	5,272,059	0.18

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Six month periods ended June 30, 2013 and 2012

8. RELATED PARTY TRANSACTIONS AND BALANCES

All transactions with related parties are in the normal course of operations. Amounts due to or from related parties are in the normal course of operations.

Details of the transactions between the Company and its related parties are disclosed below:

(a) Related Party Transactions

	Six months ended 30-Jun-2013	Six months ended 30-Jun-2012
Accounting fees paid to a shareholder of the Company	$16,500	$9,000
Legal fees incurred from a consultant and director of the Company	$-	$3,200

(b) Related Party Balances

	30-Jun-2013	31-Dec-2012
Amounts in accounts payable and accrued liabilities owing to a consultant and director of the Company for legal services	$8,575	$18,575
Amount in accounts payable and accrued liabilities owing to a shareholder and director of the Company for unpaid salary and expenses	$181,167	$100,798
Amounts in accounts payable and accrued liabilities owing to a shareholder of the Company for accounting services	$42,417	$22,917

Balances are due on demand with no fixed term, security or interest.

(c) Key Management and Personnel Compensation:

	Six months ended 30-Jun-2013	Six months ended 30-Jun-2012
Wages, salaries, and consulting fees	$75,000	$50,597
Share-based payments	34,847	11,564

Total key management personnel compensation	$109,847	$62,161

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Six month periods ended June 30, 2013 and 2012

9. FINANCIAL INSTRUMENTS AND RISK

As at June 30, 2013, the Company’s financial instruments consist of cash and cash equivalents, accounts payable and accrued liabilities, shareholder demand loan, a convertible note and a derivative liability. The convertible note has been bifurcated and presented in the financial statements using its component parts.

The fair value of cash and cash equivalents, accounts payable and accrued liabilities and shareholder demand loans approximate their carrying values because of the short term nature of these instruments. These are classified as level 1 in the fair value hierarchy.

The derivative liability is measured at fair value at the end of each reporting period. Because revaluation at fair value includes the use of valuation techniques, the derivative liability is classified as level 3 in the fair value hierarchy.

Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risks consist principally of cash and cash equivalents. To minimize the credit risk the Company places these instruments with a high credit quality financial institution.

Liquidity Risk

The Company ensures its holding of cash and cash equivalents is sufficient to meet its short-term general and administrative expenditures.  All of the Company’s financial liabilities are subject to normal trade terms.  The Company does not have investments in any asset-backed deposits. The Company’s liabilities as at June 30, 2013, are due as follows:

Liabilities Outstanding
On demand	$234,399
0 – 30 days	39,138
31-90 days	125,374
91-365 days	82,959
Over 365 days	164,870
Total	$646,740

Foreign Exchange Risk

The Company is not exposed to foreign exchange risk on its financial instruments.

Interest Rate Risk

At June 30, 2013 the Company is not exposed to significant interest rate risk as its interest bearing debt is at fixed rates.

11. SUBSEQUENT EVENTS

There were no reportable events occurred during the six month period ended June 30, 2013 to the date the consolidated condensed interim financial statements were authorized by the Board of Directors on August 29, 2013.